Exhibit 10.1
EXECUTION VERSION

PRIVATE LIMITED COMPANY AGREEMENT
OF
PR BEVERAGES LIMITED
MARCH 1, 2007

	ARTICLE VII
	GOVERNANCE OF COMPANY AND BUSINESS

Section 7.01	Governance Principles	24
Section 7.02	Management Team	25
Section 7.03	Business Reviews	26
Section 7.04	Conflicts	27
Section 7.05	Authorized Signatories / Related Party Agreements	27

	ARTICLE VIII
	RECORDS, ACCOUNTING MATTERS, TAX MATTERS

Section 8.01	Maintenance & Review of Records and Financial Controls	28
Section 8.02	Audit / Preparation of Financial Reports	28
Section 8.03	Accounting Method	29
Section 8.04	Tax Matters	29
Section 8.05	Confidentiality	32
Section 8.06	Services Agreement	33

	ARTICLE IX
	RESTRICTIONS ON TRANSFER

Section 9.01	Restrictions on Transfers	33
Section 9.02	Transfers to Affiliates	33

	ARTICLE X
	DISSOLUTION AND TERMINATION

Section 10.01	Events of Dissolution	34
Section 10.02	Dissolution Process	34

v

SCHEDULE A — Percentage Interests
SCHEDULE B — Initial Board of Directors

EXHIBIT A — PBG Ireland Contribution Agreement
EXHIBIT B1 and B2 — The Notes
EXHIBIT C — Concentrate Sub-License
EXHIBIT D — Contract Manufacturing Agreement
EXHIBIT E1 and E2 — Services Agreements
EXHIBIT F1, F2, F3 and F4 — International Master Bottling Agreements
EXHIBIT G1 and G2 – Belarus Temporary Distribution Authorizations

PRIVATE LIMITED COMPANY AGREEMENT
of
PR BEVERAGES LIMITED

     This Private Limited Company Agreement (the “Agreement”) is concluded this 1st day of March 2007 between PBG Beverages Ireland Limited (“PBG Ireland”) and PepsiCo (Ireland), Limited (“PepsiCo Ireland”) (each a “Member” and, collectively, the “Members”) and PR Beverages Limited (“the Company”).
PRELIMINARY STATEMENT
     WHEREAS, PepsiCo and its Affiliates have licensed (i) PBG to make, sell and deliver within the Russian Federation certain beverages under PepsiCo’s trademarks and (ii) PBG Affiliates to sell and deliver within the Russian Federation snack foods under their trademarks;
     WHEREAS, PBG Ireland and PepsiCo Ireland desire to establish a joint venture for the purposes set out in this Agreement;
     WHEREAS, the Company has been incorporated in accordance with the laws of the Republic of Ireland;
     WHEREAS the Members intend hereby to participate in the Company in accordance with this Agreement and the Companies Acts,
1963 – 2006 of the Republic of Ireland as amended from time to time (the “Acts”);
     WHEREAS, the Members desire to enter into this Agreement and to cause the Company to become a party into all those other agreements and instruments annexed hereto and incorporated herein; and

     WHEREAS, the Members desire to provide for the operation and management of the Company for the purposes and in accordance with the provisions stated herein;
     NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements contained herein, the parties hereby agree as follows:
ARTICLE 1
DEFINITIONS
     Section 1.01 Defined Terms. As used in this Agreement and unless the context otherwise requires, the following terms shall have the respective meanings set forth below:
     “Acts” have the meaning set forth in the fourth Whereas clause of this Agreement.
     “Adjusted Capital Account Deficit” means, for U.S. income tax purposes as determined with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:
          (i) credit to such Capital Account any amounts that such Member is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5); and
          (ii) debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).
     The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
     “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.
     “Agreement” has the meaning set forth in the introductory paragraph hereof.

     “Annual Operating Plan” or “AOP” means the operating plan for the Business for the first Year of the Strategic Plan. Such plan shall set forth in reasonable detail satisfactory to each Member, the advertising and marketing plans (including key marketing initiatives, brand/package strategies, channel strategies, pricing and CDA strategies), management plans (including training programs and operational and human resources initiatives), and restructuring plans, if any, of the Company with respect to the Business. The Annual Operating Plan shall also include a financial plan setting forth the projected profit and loss accounts, cash flows and balance sheet items (including capitalization plans, capital expenditures, debt levels and methods of financing the operations of the Company) of the Company for such Year.
     “Appraiser” means any internationally recognized, independent business appraisal firm.
     “Auditors” means the Irish statutory external auditors of the Company that may be appointed by the Company from time to time.
     “Board of Directors” or “Board” means the Board of Directors of the Company as described in Article VI.
     “Business” means any commercial activity undertaken by the Company from time to time.
     “Capex” shall have the meaning ascribed to it in section 11.02(c).
     “Capital Account” means the account maintained with respect to a Member in order to facilitate the application of U.S. income tax principles and determined in accordance with the provisions of Sections 3.07, 3.08 and 3.09 hereof.
     “CDA” means a Customer Development Agreement.
     “Closing” means the date this Agreement is concluded, as set forth in the introductory paragraph to this Agreement.
     “CMCI” means The Concentrate Manufacturing Company of Ireland.

     “Code” means the United States Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).
     “Company” means PR Beverages Limited.
     “Company Articles” means articles of association of the Company which are to be adopted by the Company on or before Closing.
     “Concentrate” means concentrate for the manufacture of the Pepsi Products.
     “Concentrate Sub-License” means the agreement between PepsiCo Ireland and the Company and attached hereto as Exhibit C.
     “Contract Manufacturing Agreement” means the agreement between the Company and CMCI and attached hereto as Exhibit D.
     “Contributed Companies” means all those companies the ownership of which is treated as a capital contribution to the Company not in exchange for shares pursuant to the Contribution Agreement and such predecessor companies, including, but not limited to, PepsiCo Holdings OOO, Pepsi-Cola Soft Drink Factory of Sochi, Pepsi International Bottlers (Samara) LLC, Pepsi International Bottlers (Ekaterinburg) LLC, Pepsi Bottling Group (St. Petersburg) LLC, Pepsi Bottling Group GmbH and Tanglewood Finance, Sarl.
     “Contribution Agreement” means the agreement between PBG Ireland and the Company reflecting PBG Ireland’s capital contribution to the Company not in exchange for Shares and attached hereto as Exhibit A.
     “Controls,” “is Controlled by” or “under common Control with” means (i) the direct or indirect ownership of more than fifty percent (50%) of the equity interests (or interests convertible into or otherwise exchangeable for equity interests) in a Person, or (ii) possession of the direct or indirect right to vote in excess of fifty percent (50%) of the voting securities or elect in excess of fifty percent (50%) of the Board of Directors or other governing body of a Person (whether by securities, ownership, contract or otherwise).
     “Director” means an individual serving as a member of the Board.

     “Dissolution Value” shall have the meaning set forth in Section 10.02(a).
     “Encumber” shall have the meaning set forth in Section 9.01.
     “Escalation Process” means the Members’ good faith attempts over a period of one month to resolve any matter, which was the subject of a tied vote of the Board, through discussions between the PBG CFO and PI CFO and, if they are unable to resolve the matter, then through discussions between the PBG CEO and PI CEO; provided, however, that the Members shall ensure that such Escalation Process shall be shortened if (a) the disputed matter concerns a potential acquisition by the Company, a Member, or an Affiliate of a Member of a business some of the assets of which are within the Russian Federation and (b) the potential purchaser believes in good faith that it will be prejudiced in the associated bidding process if the Escalation Process is not shortened to less than one month.
     “Final Determination” means (a) a decision, judgment, decree or other order by any court of competent jurisdiction which has become final and is either no longer subject to appeal or for which a determination not to appeal has been made, or (b) any written disposition or agreement issued by, or entered into with, a taxing authority, as the case may be, relating to any tax matter which is final and prohibits such taxing authority, the Company or the Contributed Companies from seeking any further legal or administrative remedies with respect to such tax matter.
     “Fiscal Year” means, except as otherwise required by the Code, the 12-month (or shorter) period ending on the last day of December of each year.
     “Indebtedness” shall have that meaning ascribed to it in section 11.02(c).
     “Ineffective Transfers” shall have the meaning set forth in Section 9.01.
     “Insolvent” means the Company is unable to pay its debts within the meaning of Section 213(e) of the Companies Acts, 1963.
     “Irish GAAP” means the generally accepted accounting principles of the Republic of Ireland.
     “Management Team” means the individuals described in Section 7.02.

     “Master Bottling Agreements” means the bottling agreements issued by PepsiCo or its Affiliates to the Company authorizing the Company through its Affiliates in Russia to manufacture, sell or distribute within the Russian Federation any beverage under any trademark belonging to PepsiCo or its Affiliates. The Master Bottling Agreements to be executed at Closing are attached hereto as Exhibits F.
     “Marketing Team” shall have the meaning set forth in Section 7.02(c).
     “Member” has the meaning set forth in the introductory paragraph to this Agreement.
     “Net Income” and “Net Loss” are defined for U.S. Federal income tax purposes and mean for a Fiscal Year (i) the taxable income or taxable loss of the Company for such Fiscal Year for U.S. Federal income tax purposes (taking into account any separately stated items), (ii) increased by the amount of any tax-exempt income of the Company for such Fiscal Year (including income of the Company not recognized pursuant to Code Section 959), (iii) decreased by the amount of any Code Section 705(a)(2)(B) expenditures (within the meaning of Treasury Regulation Section 1.704-1(b)(2)(iv)(b)) of the Company for such Fiscal Year, and (iv) including, upon a distribution by the Company of assets in kind, the amount of gain or loss that would have been realized had such assets been sold at their fair market value (as determined by the Tax Matters Member) for the Fiscal Year in which such distribution is made, except that depreciation, depletion, amortization, income and gain (or loss) with respect to Company assets shall be computed with reference to their fair market value at the time of contribution to the Company or a Revaluation under Section 3.09 rather than with respect to their adjusted basis in the Company (as permitted by Treasury Regulation Section 1.704-1(b)(2)(iv)(g)). Net Income or Net Loss shall also include any Revaluation Gain or Revaluation Loss.
     “Notes” means those promissory notes issued by PepsiCo Ireland to the Company or to its Affiliate, PBG Beverages International Limited, and attached hereto as Exhibits B1 and B2.
     “Ordinary Course” means the Company’s business in the Russian Federation of making, marketing, selling and distributing Pepsi Products and other beverage products being distributed by the Company in Russia from time to time.
     “PBG” means The Pepsi Bottling Group, Inc.

     “PBG CEO” means the Chief Executive Officer of PBG.
     “PBG CFO” means the Chief Financial Officer of PBG.
     “PBG Ireland” has the meaning set forth in the introductory paragraph to this Agreement.
     “PBG Tie Breaker” means PBG’s right under Section 6.06(b).
     “PepsiCo International” or “PI” means PepsiCo International, a division of PepsiCo, Inc.
     “PepsiCo” means PepsiCo, Inc.
     “PepsiCo Ireland” has the meaning set forth in the introductory paragraph to this Agreement.
     “Pepsi Products” means any beverage products manufactured, sold or delivered (from time to time) by the Russian Affiliates under the authority of PepsiCo or its Affiliates.
     “Percentage Interest” means, with respect to any Member as of any date, the percentage of interests of the Company held by such Member as set forth in Schedule A attached hereto, as may be amended from time to time by the Members.
     “Person” means a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity.
     “PI CEO” means the Chief Executive Officer of PepsiCo International or such other PepsiCo senior executive of equivalent seniority chosen by PepsiCo if PepsiCo International ceases to be a division of PepsiCo.
     “PI CFO” means the Chief Financial Officer of PepsiCo International or such other PepsiCo senior executive in the event PepsiCo International is no longer a division of PepsiCo.
     “PI Veto Rights” means PepsiCo’s right under section 6.06(c).
     “Post-JV Financial Terms” shall have the meaning ascribed to it in Section 10.02(c).

     “Post-JV MBA Terms” shall have the meaning ascribed to it in Section 10.02(c).
     “Pre-Closing NOLs” means an amount equal to 366,548,000 Russian roubles.
     “Pre-Closing Tax Period” means any tax period or portion thereof ending on or before the Closing Date.
     “Revaluation” has the meaning set forth in Section 3.09(a).
     “Revaluation Gain” and “Revaluation Loss” have the meanings set forth in Section 3.09(c).
     “Russia GM” means the General Manager of the Company’s business in the Russian Federation and head of the Management Team.
     “Russian Beverage Business” means any business (or that part of any business) engaged in the manufacture, sale, marketing or distribution of beverages in the Russian Federation.
     “Securities Act” means the United States Securities Act of 1933, as amended.
     “Section 704(c) Property” means for U.S. income tax purposes any property that is contributed to the Company at a time when its adjusted tax basis differs from its fair market value and any Company property that, immediately after a Revaluation under Section 3.09, has an adjusted tax basis that differs from its fair market value.
     “Shares” means any share in the authorized share capital of the Company (whether ordinary or otherwise), conferring on the holder thereof all those rights and obligations set out herein, in the Company Articles and in the Acts.
     “Strategic Plan” means a three-Year business plan, the first Year of which constitutes the Annual Operating Plan. The business plan for the last two Years of the Strategic Plan shall reflect projections of sales, marketing and advertising plans and capital expenditures relating thereto for such Years. The Strategic Plan shall be made so that each Year (or at such other times as the Board may agree) the Strategic Plan shall contain updated projections.

     “Tax Matters Member” means PBG which shall act as the “tax matters partner” of the Company within the meaning of Section 6231(a)(7) of the Code and in any similar capacity under applicable state, local or foreign tax law.
     “Third Appraiser” is defined in Section 10.02(a).
     “Transfer” shall have the meaning set forth in Section 9.01.
     “Treasury Regulations” means the regulations issued under the Code.
     “US GAAP” means generally accepted accounting principles of the United States.
     “Year” means each Fiscal Year of the Company.
     Section 1.02 Interpretation. Each definition in this Agreement includes the singular and the plural, and reference to the neuter gender includes the masculine and feminine where appropriate. References to (i) any statute or regulations means such statute or regulations as amended at the time and include any successor legislation or regulations and (ii) any agreement means such agreement as amended at the time. The words “include” or “including” shall mean including without limitation based on the item or items listed. The headings to the Articles and Sections are for convenience of reference and shall not affect the meaning or interpretation of this Agreement. Except as otherwise stated, reference to Articles, Sections, Schedules, and Exhibits mean the Articles, Sections, Schedules, and Exhibits of this Agreement. The Schedules and Exhibits are hereby incorporated by reference into and shall be deemed a part of this Agreement.
ARTICLE II
FORMATION OF THE COMPANY
     Section 2.01 Formation. The parties hereby acknowledge that PBG has caused the Company to be incorporated in anticipation of the execution of this Agreement.

     Section 2.02 Registered Office. The registered office of the Company shall be:
Kilnagleary, Carrigaline, Co.
Cork, Ireland
     Section 2.03 Name. The name of the Company shall be PR Beverages Limited. The Company Articles shall be adopted as the articles of association of the Company.
     Section 2.04 Purpose and Character of Business. The general purposes of the Company are (i) conducting the Business in accordance with this Agreement, and all applicable laws, with a particular view to maximizing the sales in the Russian Federation of Pepsi Products and snack foods (while and only if the Company is the exclusive distributor of PepsiCo snack foods in the Russian Federation) by enhancing the production, distribution and marketing thereof, and (ii) increasing the profitability and value of the Business. The Members shall ensure that the Business shall be operated in the best interests of the Company.
     Section 2.05 Duration. The Company shall continue in perpetuity, unless it is sooner dissolved pursuant to Section 10.01.
     Section 2.06 Filings, Reports and Formalities. The Members shall procure that the Board shall cause the Company to make all filings and to submit all reports required to be filed or submitted under the Acts with respect to the Company, and shall cause the Company to make such filings or take such other actions required under the laws of any jurisdiction where the Company conducts business. Throughout the term of the Company, the Company shall comply with all requirements necessary to maintain the private limited liability status of the Company and the limited liability of the Members under the laws of the Republic of Ireland and of each other jurisdiction in which the Company does business.
     Section 2.07 Closing. This Agreement shall become effective as of the Closing. At Closing, the Members shall take or cause to be taken the following steps, which shall be approved by resolutions of the Board of Directors or Members (as the case may be):
(i)	adoption of the Company Articles and amendment of memorandum of association;

(ii)	appointment of the Directors of the Company; and

(iii)	appointment of KPMG-Ireland as the Auditors.
     At Closing, the Members or their respective Affiliates shall execute the following documents with the Company and/or shall cause the Company to execute them (as appropriate) and each shall be effective as of the Closing:
1.	PBG Ireland Contribution Agreement.

2.	Concentrate Sub-Licence.

3.	Contract Manufacturing Agreement.

4.	Services Agreements.

5.	The Master Bottling Agreements.

6.	The Notes.

7.	Belarus Temporary Distribution Authorizations.
ARTICLE III
CAPITAL ACCOUNTS; CAPITAL CONTRIBUTIONS
     Section 3.01 Share Capital Accounts / Subscription to Shares. The authorized share capital of the Company is €100 divided into 100 ordinary shares, having all those rights and obligations attaching thereto as set out in the Company Articles. The initial issued share capital of the Company shall be held as follows:

Shareholder	Number of Shares	Amount Credited as Paid Up

PepsiCo Ireland	40 Ordinary Shares	€40

PBG Ireland	60 Ordinary Shares	€60

     Section 3.02 Capital Contribution by PBG Ireland. PBG Ireland shall make a capital contribution to the Company, not in exchange for shares, pursuant to the Contribution Agreement attached hereto as Exhibit A, which PBG Ireland shall enter into with the Company at the Closing.
     Section 3.03 Obligation of PepsiCo Ireland. PepsiCo Ireland shall issue the Notes to the Company or to its Affiliate, PBG Beverages International Limited (not in exchange for shares), and execute the Concentrate Sub-License with the Company (not in exchange for shares) at Closing. PepsiCo Ireland shall procure (not in exchange for shares) that the Concentrate Manufacturing Company of Ireland shall execute the Contract Manufacturing Agreement with the Company at Closing.
     Section 3.04 Return of Contributions. No interest shall accrue on any share capital or capital contributions of the Company. No Member shall have the right to withdraw or to be repaid any share capital or capital contribution made by such Member.
     Section 3.05 Additional Issuance of Shares; Additional Classes of Shares.
          (a) In order to raise additional capital, acquire assets, redeem or retire debt of the Company or for any other purpose, the Company may, by unanimous consent of the Members, issue Shares in addition to those initially issued pursuant to Section 3.01 to any Member or redeem or transfer Shares.
          (b) If the Company issues new Shares in accordance with Section 3.05(a), the Members may unanimously determine that such Shares be issued from time to time in one or more classes thereof, or one or more series of such classes of Shares, which classes or series shall have, subject to the provisions of applicable law, such designations, preferences and relative, participating, optional or other special rights as shall be approved by the unanimous consent of the Members including, without limitation, with respect to: (i) the allocation of Percentage Interests to each such class or series; (ii) the right of each such class or series to share in distributions; (iii) the rights of each such class or series upon dissolution and liquidation of the Company; (iv) the price at which, and the terms and conditions upon which, each such class or series may be redeemed by the Company, if any such class or series is so redeemable; (v) the rate at which, and the terms and conditions upon which, each such class or series may be converted into another class or series of Shares; and (vi) the right of each such class or series to vote on Company matters, including matters relating to the relative rights, preferences and privileges of such class or series, if any such class or series is granted any voting rights.
          (c) If the Company issues new Shares or redeems or transfers existing Shares in accordance with this Section 3.05, the Members shall adjust each Member’s Percentage Interest accordingly, by amendment to Schedule A, attached hereto.
     Section 3.06 Liability of Members; Ability to Bind the Company.
          (a) No Member shall be personally liable for the debts, obligations or liabilities of the Company or any Affiliate of the Company solely by reason of being a Member of the Company. Notwithstanding any provision herein to the contrary, in no event shall the liability of any Member for the debts, obligations or liabilities of the Company exceed such Member’s share capital, which shall be irrevocable, unconditional, and non-repayable.
          (b) A Share shall be personal property for all purposes. All property owned by the Company shall be deemed to be owned by the Company as an entity, and no Member shall be deemed to own any such property or any portion thereof.
          (c) Unless otherwise provided herein, no Member in its capacity as such, shall have the right to act for or on behalf of or otherwise bind the Company.
     Section 3.07 Establishment of Capital Accounts. In order to facilitate the application of U.S. income tax principles, there shall be established for each Member on the books of the Company a capital account (a “Capital Account”). Capital Accounts shall be maintained in accordance with Section 3.08 hereof and adjusted as provided in Section 3.09 and Article IV hereof. For U.S. income tax purposes, the Capital Account balance of each Member immediately after the Closing shall be established and acknowledged by all Members immediately after Closing.
     Section 3.08 Maintenance of Capital Accounts. In order to facilitate the application of U.S. income tax principles, Capital Accounts shall be maintained as set forth in this Section 3.08.

          (a) The Capital Account of each Member shall be increased by (i) the amount of all cash contributed by such Member to the Company; (ii) the fair market value of any property contributed by such Member to the Company (net of any liabilities secured by such property that the Company is considered to assume or take subject to under Section 752 of the Code); and (iii) the amount of any Net Income (or items of gross income) allocated to such Member under Article IV hereof. The Capital Account of PepsiCo Ireland shall not be increased by reason of its issuance of the Notes to the Company, and shall be increased from time to time by the amount of principal paid by PepsiCo Ireland on the Notes.
          (b) The Capital Account of each Member shall be decreased by (i) the amount of any cash distributed to such Member by the Company; (ii) the fair market value of any property distributed to such Member by the Company (net of any liabilities secured by such property that such Member is considered to assume or take subject to under Section 752 of the Code); and (iii) the amount of any Net Loss (or items of loss or deduction) allocated to such Member under Article IV hereof.
          (c) The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to apply the concepts of Treasury Regulations under Section 704(b) of the Code and, to the extent not inconsistent with other provisions of this Agreement, shall be interpreted and applied in a manner consistent with such Treasury Regulations.
     Section 3.09 Revaluation of Capital Accounts. In order to facilitate the application of U.S. income tax principles, a revaluation of the Capital Accounts shall occur as set forth in this Section 3.09.
          (a) Upon the occurrence of an event described in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), if determined by the Tax Matters Member to be advisable after consulting with the other Member, the Capital Accounts of all the Members shall be revalued based on the fair market value of all the assets of the Company as of the time of such event (a “Revaluation”). Upon a Revaluation, for purposes of Section 3.07, 3.08 and Article IV of this Agreement, the Company shall be deemed to sell all its assets in a single transaction for an aggregate amount realized equal to their fair market value. Such deemed sale price shall be apportioned among the assets based on their relative fair market values. The fair market value of all the Company’s assets, and the apportionment of the deemed sale price among those assets, in connection with a Revaluation shall be determined by the Tax Matters Member after consultation with the other Member.
          (b) The Company shall engage in a Revaluation immediately before its dissolution, liquidation or termination.
          (c) The gains and losses that would result from the deemed sale of the Company’s assets pursuant to a Revaluation shall be treated as a Revaluation Gain or Revaluation Loss.
ARTICLE IV
PROFITS AND LOSSES
     Section 4.01 Determination of Profits and Losses. The profits and losses of the Company shall be determined (a) for Irish statutory purposes, in accordance with the Acts and Irish GAAP (provided it does not conflict with the Acts) and (b) for all other purposes, in accordance with the Acts and U.S. GAAP (provided it does not conflict with the Acts).
     Section 4.02 Allocations. For each Fiscal Year of the Company, and in order to facilitate the application of U.S. income tax principles, there shall be allocated among the Members the following amounts:
          (a) Net Income and Net Loss. Except as provided in Sections 4.02(b), (c) or (d) below, for each Fiscal Year, there shall be allocated to each Member an amount of Net Income or Net Loss equal to (i) Net Income or Net Loss times (ii) the Member’s Percentage Interest.
          (b) Limitation on Net Loss Allocations. No allocation of Net Loss shall be made under Sections 4.02(a) to the extent such allocation would cause the Capital Account of any Member to have an Adjusted Capital Account Deficit. Instead, such Net Loss shall be allocated as follows:
               (i) Such Net Loss shall first be allocated to those Members that do not have an Adjusted Capital Account Deficit in proportion to their respective Percentage Interest until any further allocation of Net Loss will cause any other Member to have an Adjusted Capital Account Deficit.
               (ii) If any further allocation of Net Loss under paragraph 4.02(b)(i) will cause any Member to have an Adjusted Capital Account Deficit, such Net Loss shall be allocated to those Members that do not have Adjusted Capital Account Deficits in proportion to their respective Percentage Interests. This paragraph 4.02(b)(ii) shall continue to be applied in a like manner until any further allocations of Net Loss cause all such Members to have an Adjusted Capital Account Deficit.
               (iii) Any remaining Net Loss shall next be allocated to the Members in proportion to their respective Percentage Interests.
          (c) Regulatory Allocations.
               (i) If the Company recognizes any nonrecourse deductions (within the meaning of Treasury Regulation Section 1.704-2(c)), partner nonrecourse deductions (within the meaning of Treasury Regulation Section 1.704-2(i)(2)), partnership minimum gain (within the meaning of Treasury Regulation Section 1.704-2(d)), or partner nonrecourse debt minimum gain (within the meaning of Treasury Regulation Section 1.704-2(i)(3)), the Company shall allocate such items among the Members in accordance with the provisions of Treasury Regulation Section 1.704-2.
               (ii) The Company shall specially allocate items of income and gain when and to the extent required to satisfy the “qualified income offset” requirement within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d).
               (iii) If any Member would have an Adjusted Capital Account Deficit at the end of any Fiscal Year after all other allocations under this Section 4.02 have been tentatively made, then such Member shall be allocated items of gross income for such Fiscal Year to eliminate such deficit as quickly as possible.
          (d) Allocations in Final Period. In the period ending with the dissolution and termination of the Company as provided in Article X, the Net Income or Net Loss of the Company (or items thereof) shall be allocated so that, to the extent possible, the balance in the Capital Account of each Member immediately before such dissolution and termination is equal to the amount to be distributed to such Member pursuant to Section 10.02(d) hereof.
     Section 4.03 Allocations for U.S. Federal Income Tax Purposes. The Company’s ordinary income and losses, capital gains and losses and other items as determined for U.S. Federal income tax purposes (and each item of income, gain, loss or deduction entering into the computation thereof) shall be allocated among the Members in the same proportions as the corresponding “book” items are allocated under Section 4.02. Notwithstanding the foregoing sentence, U.S. Federal income tax items relating to any Section 704(c) Property shall be allocated among the Members in accordance with Section 704(c) of the Code, using the traditional method described in Treasury Regulation Section 1.704-3(b), to take into account the difference between the fair market value and the tax basis of such Section 704(c) Property as of the date of its contribution to the Company or Revaluation under Section 3.09, as applicable. Items described in this Section 4.03 shall neither be credited nor charged to the Capital Accounts of the Members.
     Section 4.04 Partial Year Allocations. Partial year allocations shall be made on a “book closing” or “daily proration” or “weighted average” or other appropriate basis as determined by the Tax Matters Member, after consultation with the other Member, when required by a short Fiscal Year of the Company, the entry or withdrawal of a Member, the transfer of any Shares by or to a Member or for any other reason determined by the Tax Matters Member.
     Section 4.05 Adjustment of Allocations. In order to facilitate the application of U.S. income tax principles, with respect to the allocations required under Sections 4.02, 4.03 and 4.04, the Tax Matters Member after consulting with the other Member shall have the power to adjust such allocations as may be necessary to maintain substantial economic effect, or to insure that such allocations are in accordance with the interests of the Member, in each case within the meaning of the Code and the Treasury Regulations. All matters concerning allocations for U.S. Federal, state and local and foreign income tax purposes, including accounting procedures, not expressly provided for by the terms of this Agreement shall be determined by the Tax Matters Member, after consultation with the other Member.
     Section 4.06 Excess Nonrecourse Liabilities. For purposes of allocating excess nonrecourse liabilities consistent with Treasury Regulation Section 1.752-3(a)(3), each Member shall have an interest in partnership profits equal to its Percentage Interest.
ARTICLE V
DISTRIBUTIONS; WITHHOLDING
     Section 5.01 Distributions to the Members. Other than distributions made upon the Company’s dissolution, which shall be made in accordance with Section 10.02, all other distributions shall be made as follows:
          (a) Dividends.
               (i) The Members shall procure, subject as provided in sub-clause (iii) below and in the absence of agreement to the contrary, that in respect of each Year:
                    (A) 100 per cent of the profits of the Company (available for distribution within the meaning of the Acts) shall be distributed by way of cash dividends by the Company within three (3) months after the end of that Year, and in pursuance thereof an interim dividend shall be declared and paid during the last three (3) months of that Year and a final dividend shall be declared and paid not later than three (3) months after the end of that Year and such interim dividend shall be not less than seventy five (75) per cent of the total amount estimated by the Board to be required to be distributed under this section;
                    (B) the Affiliates of the Company shall declare and pay to the Company sufficient and timely dividends to ensure the Company’s compliance with this section;
               (ii) In deciding whether in respect of any Year the Company has profits available for distribution the parties hereto shall procure that the Auditors shall certify in advance whether such profits are available or not and the amount thereof (if any). In giving such certificate the Auditors shall act as experts and not arbitrators and their determination shall be binding on the parties hereto.
               (iii) No dividend shall be declared and/or paid by the Company:
                    (A) which is prohibited by any legal commitment binding upon the Company from time to time;
                    (B) which would render the Company unable to pay its debts as and when they fall due;
                    (C) the amount of which is reasonably required to be retained as prudent and proper reserves including an allowance for future working capital and capital investments required by the prevailing AOP and Strategic Plan, such sum to be determined by the Board within three (3) months after the end of the relevant Year; and
                    (D) the amount of which should be retained as proper provision for corporate tax or other tax liabilities or for other actual liabilities of the Company as determined by the Board.
               (iv) Any distribution under this Section 5.01(a) shall be made to the Members in accordance with their Percentage Interests.
          (b) Other Distributions. Except as otherwise provided in this Section 5.01, any distribution must be approved in accordance with Article VI.
     Section 5.02 Withholding. All amounts withheld pursuant to any applicable tax law with respect to any payment or distribution to a Member shall be treated as amounts distributed to such Member.
ARTICLE VI
BOARD OF DIRECTORS
     Section 6.01. Number of Directors. The Company shall maintain a Board of Directors, as required under the Acts, which shall have eight (8) Directors. Each Director shall have one vote on each matter with respect to which the Board of Directors holds a vote. Any action shall be effective only upon the affirmative vote of a majority of the Directors in attendance at a duly held meeting of the Board (or in accordance with Section 6.06) or the unanimous written consent of all Directors.
     Section 6.02. Board Composition / Term.
          (a) At least two Directors shall be Irish residents. Each Member shall appoint one such Director. The Irish resident Directors initially appointed by PBG Ireland and PepsiCo Ireland are identified on Schedule B to this Agreement.
          (b) Each of PBG Ireland and PepsiCo Ireland shall appoint three other Directors. The Directors initially appointed by PBG Ireland and PepsiCo Ireland are identified on Schedule B to this Agreement.
          (c) Each Director shall serve until his or her successor is appointed by PBG Ireland or PepsiCo Ireland, as applicable. Each Member shall, subject to Section 6.02(a), have the right to remove and replace their respective appointees in their respective discretion and to fill any vacancy caused by the removal, resignation or death of their respective appointees; provided, however, that each Member shall ensure that at least three of their respective appointees shall be senior executives of their respective European operations. Directors shall not be compensated for their services by the Company, but shall be reimbursed by the appointing Member for their expenses associated with being a Director.
     Section 6.03 Chairman. The Chairman of the Board shall be appointed by PBG Ireland and shall initially be the President of PBG Europe.
     Section 6.04. Meetings. The Board shall meet at least quarterly in Ireland at a time and place as mutually agreed by the Members provided that at least four Directors (two each appointed by different Members) attend such meetings in person or by telephone from within Ireland. Additional meetings shall be convened at the written request of either Member with the consent of the other Member, which consent shall not be unreasonably withheld. At each meeting of the Board, a quorum shall exist if at least four Directors are present (in person or by telephone) with at least two of such Directors having been appointed by each member.

     Section 6.05. Duties. The Board shall have all such duties, obligations and authority as set out in the Company Articles and the Acts and that are required of a board of directors under the Acts or under Irish company law generally. In addition, the Board shall have the duties, obligations and authority set out in the subsections of this Section 6.05. The Board shall have no other duty, obligation or authority except as provided under this Section 6.05 the Company Articles, the Acts or under Irish Company law.
          (a) Generally. The Board shall establish the overall direction and strategy of the Company and the Business and shall oversee the annual and quarterly performance of the Business, and shall evaluate the progress of the Business against certain key performance indicators as the Board may determine from time to time.
          (b) Strategic Plan and AOP. By November of each year (commencing in 2007) the Board shall, with the input and/or participation of senior management of PBG and PI and the Management Team, meet to discuss and approve the Strategic Plan and the Annual Operating Plan for the upcoming Year. PBG and PI have agreed on the AOP for 2007 and the Strategic Plan for 2007 to 2009 (inclusive) prior to the Closing. The Board shall also have the authority to approve any material change to the AOP within a given Year.
          (c) Other Responsibilities. The Company shall not undertake any of the following activities without the prior written approval of the Board or, in the case of a tie vote of the Board, following completion of those procedures set out in Section 6.06:
               (i) The adoption or material modification of an AOP; including, without limitation, the assumption of material liabilities greater than those provided for in the AOP;
               (ii) Entering into any contract, commitment or arrangement which is materially inconsistent with the applicable AOP;
               (iii) Making or committing to make any capital expenditure or capital investment (or series of related expenditures or investments) in excess of US$1,500,000, unless such higher amount is specifically approved as part of the AOP;

               (iv) Incurring any indebtedness for borrowed money or creating any encumbrance or security over the assets of the Company which (in each case) is inconsistent with the applicable AOP;
               (v) Making any loans which in aggregate exceed $100,000 to any person or grant any guarantee or indemnity, in any case other than in the ordinary course of business;
               (vi) The sale or transfer of all or a material part of the assets of the Company;
               (vii) Entering into, amending or terminating any transactions between the Company and any Member;
               (viii) Introducing any new products to the Business (in the case of products to be sold under any trademark belonging to PepsiCo or its Affiliates, such introduction shall require the written assent of the PepsiCo Ireland Directors)
               (ix) Changing the Company’s:
                    (A) Auditors (with approval of the Members);
                    (B) Accounting reference date; or
                    (C) Business name (with approval of the Members);
               (x) Commencing any litigation or arbitration other than in the ordinary course of business.
          (d) Members’ Reservation of Powers. The Members specifically reserve to themselves and do not delegate to the Board any power to:
               (i) amend this Agreement (including the dividend policy);
               (ii) permit any Member to transfer, assign, pledge or otherwise hypothecate all or part of its Shares in the Company;
               (iii) alter or amend the Company Articles or memorandum of association from the form adopted pursuant to Section 2;
               (iv) enter into voluntary liquidation while the Company is solvent;
               (v) carry out any form of restructuring of the Company’s share capital;
               (vi) increase the number of Directors or alter the permitted number of Directors approved by each Member; and
               (vii) issue new shares or redeem or transfer existing Shares in accordance with Section 3.05.
          All of the foregoing matters shall require the unanimous consent of both Members and in the absence thereof shall be subject to the procedures for resolving deadlock set forth in Section 6.06.
     Section 6.06. Procedures Following Board Deadlock or Deadlock of Members Under Section 6.05.
          (a) Escalation Process. If in the event a vote by the Board on a particular matter is tied or the Members are deadlocked over a matter listed under Section 6.05(d), the Members shall attempt to resolve such disputed matter through the Escalation Process.
          (b) PBG Tie-Breaker. If a matter that is the subject of the Escalation Process is not resolved following the Escalation Process, the matter shall be submitted (within 10 days of the conclusion of the Escalation Process) to the PBG CEO whose decision shall be final and binding on the Members and, subject to compliance with the Acts, the Company, except as provided under Section 6.06(c).
          (c) PI Veto Rights. Notwithstanding anything to the contrary in this Agreement, the PI CEO may veto any of the following matters, which has been determined by vote of the PBG CEO pursuant to Section 6.06(b):
               (i) Any acquisition, divestiture or other capital expenditure outside the Ordinary Course.

               (ii) Any effort to engage in a line of business outside the Ordinary Course.
               (iii) Any acquisition or divestiture in the Ordinary Course in excess of eighty-five million US dollars (US$85,000,000).
               (iv) Amendment of this Agreement (including the Exhibits and Schedules).
               (v) The issuance of all forms of shares or securities by the Company or its subsidiaries.
               (vi) Any external financing by the Company or its subsidiaries in excess of that contemplated by the approved AOP.
               (vii) Any decision not to pay a cash dividend, despite the availability of profits for such purposes in accordance with Section 5.01(a).
               (viii) Any transaction involving the Company or one of its subsidiaries and PBG or one of its subsidiaries.
          (d) Deadlock Regarding Capital Expenditure or Strategic Plan. Where the matter that is the subject of a tied vote by the Board is a capital expenditure or a Strategic Plan, then (i) in the case of a disputed item of capital expenditure, the Company shall not incur such item until such matter is resolved in accordance with subsections (a), (b) and (c) of the Section 6.06, and (ii) in the case of a disputed Strategic Plan, it shall not become effective until it is approved in accordance with this Section 6.06 and, in pending such resolution, the Company and Business shall operate in accordance with the most recently approved Strategic Plan.
ARTICLE VII
GOVERNANCE OF COMPANY AND BUSINESS
     Section 7.01. Governance Principles. The governance of the Company and the Business shall be guided by the following principles:

          (a) Communication Principles. The Company has been formed on the principle that each Member and their respective representatives shall have full visibility into the operations, performance, finances, key initiatives (including capacity/capex, strategic initiatives, etc.), marketing (including strategy, spend, etc.), and other aspects of the Company and the Business. The Company, through the Management Team, shall provide to PBG and PI clear and detailed written reports on the (i) past and current performance of the Business and (ii) forecasts (including the drivers of such forecasts) of the Company and the Business. The Board and the Management Team shall proactively communicate any material business issues relating to the Company and the Business to the Members in written reports in such form and with such content as the Board and/or Management Team may determine with a view to minimizing the reporting burden on the day-to-day operation of the Business. The Members shall procure that the Board shall as soon as practicable after Closing, pass a written resolution delegating the day to day management of the Business to the Management Team, and noting that the Management Team shall report to the Board in accordance with this Article VII.
          (b) Management Principles. The Company has been formed on the principles that the Business will be operated in the best interests of the Company and that the management rights of each Member shall be established independent of such Member’s ownership interest in the Company. The Members, through their representatives on the Board and Management Team and their participation in the meetings described in Section 7.03, shall actively and mutually participate in the development of the Strategic Plan and the AOP, including the associated capacity plans and shall jointly develop marketing and sales plans related to the Business. Notwithstanding the foregoing, the Management Team shall be responsible for the day-to-day management of the Business.
     Section 7.02. Management Team.
          (a) Composition. The Management Team shall be comprised of the Russia GM and his or her direct reports, who shall include a Chief Financial Officer and a Vice President of Marketing. The Russia GM shall be the head of the Management Team and shall report to the Chairman of Board. The appointment and/or renewal of the Russia GM, Chief Financial Officer and the Vice President of Marketing shall be approved in writing by each Member’s head of

European operations; provided, however, that the Russia GM and the Chief Financial Officer shall be appointed by PBG, and the Vice President of Marketing and the director of juice shall be appointed by PI.
          (b) Responsibilities. The Russia GM shall have full and final authority over the day-to-day operation of the Business within the Russian Federation in accordance with the prevailing AOP, and shall resolve any dispute within the Management Team related thereto. The Russia GM shall be responsible for and is hereby empowered to do or cause to be done all actions reasonably necessary to ensure the execution of the prevailing AOP, without any further approval of the Board or the Members. The Russia GM shall obtain Board approval only if a required action constitutes a material change to the prevailing AOP.
          (c) Marketing Team. The Business shall have a Marketing Team, consisting of the Vice President of Marketing, as well as marketing personnel from PBG. The appointment or removal of any director-level marketing employee employed in connection with a new line of business or acquisition, including any director of juice, shall be approved by PI. The Vice President of Marketing shall have dual reporting lines to the Russia GM and to the head of Marketing for PI’s European operations, who shall jointly set the Vice President of Marketing’s performance objectives and undertake his or her performance reviews. The Russia GM and the head of Marketing for PI’s European operations shall jointly participate and contribute to other development activities related to Marketing Team, including the people planning process, career development plans and training.
     Section 7.03. Business Reviews.
          (a) Monthly Business Reviews. Each month by means of a sixty-minute phone call, the Management Team shall provide a review of the Business to the management of PI Europe and PBG Europe. Such meetings shall be integrated into other meetings involving the participants, and the parties shall agree on the templates/scorecards for such meetings to report on the performance of the Business versus the prevailing AOP and Strategic Plan.
          (b) Quarterly Business Reviews. The Management Team shall provide a written review of the Business to the Board at each quarterly meeting of the Board. Such review shall address, among other things, operations, key performance indicators and progress against strategic goals.
     Section 7.04. Conflicts. Notwithstanding anything to the contrary in this Agreement or any Exhibit or Schedule hereto, in the event of any conflict between the provisions of Article VI or VII of this Agreement and the provisions of any Master Bottling Appointments relating to annual operating and strategic plans (including, without limitation, plans related to marketing, sales, distribution and manufacturing capacity), finances, or capital, the provisions of Articles VI and VII of this Agreement shall govern. For the avoidance of doubt all provisions of the Master Bottling Agreements (including those relating to annual operating and strategic plans, finances or capital) shall prevail in the event of a conflict with any provisions of this Agreement, save where the provisions of the Master Bottling Agreement relating to operating and strategic plans (including, without limitation, plans related to marketing, sales, distribution and manufacturing capacity), finances or capital conflict with Articles VI and VII of the Agreement (in which case the latter shall prevail). In the event of any conflict between the provisions of this Agreement and the Company Articles, the former shall prevail and the Members shall, subject to compliance with the Acts, promptly cause the Company Articles to be appropriately amended to remove any such conflict.
     Section 7.05 Authorized Signatories / Related Party Agreements. Each duly appointed officer (i.e. any director or secretary) of the Company shall have the authority to execute such documents as are necessary or appropriate to evidence any transaction involving the Company that is approved in accordance with Articles VI and VII hereof; provided however, that with respect to any document evidencing a transaction involving the Company or one of its Affiliates and a Member or one of its Affiliates only an officer appointed by the Member who is not a party (directly or through its Affiliate) to the transaction shall be authorized to execute such document on behalf of the Company. As an initial matter, both Members hereby acknowledge and agree to the Company’s entering into the following agreements with its Members or one of their respective Affiliates: (a) the services agreements attached hereto as Exhibits E1 and E2; and (b) the short-term US$1 million working capital loan from a PBG Affiliate to the Company, which shall be effective on the Closing.

ARTICLE VIII
RECORDS, ACCOUNTING MATTERS, TAX MATTERS
     Section 8.01 Maintenance & Review of Records and Financial Controls. The Company shall maintain, at the registered office of the Company, books, records, and accounts showing separately, in accordance with PBG’s usual policies, all items that in any way affect the financial and tax computations called for by this Agreement, and shall make the records, and accounts available for inspection and copying by any Member or its authorized representative at all reasonable times. Each Member shall have the right to review all financial books, records, reports and statements of the Company, and the Company shall ensure that PBG’s external auditor shall have such access to the Company’s financial books, records, reports, statements, and internal controls and processes as shall be necessary to support PBG’s consolidation of the Company’s results. PBG shall ensure that the financial controls to which the Company shall be subject shall comply fully with all applicable legislation, including, to the extent determined applicable by PBG, the Sarbanes-Oxley Act of 2002.
     Section 8.02. Audit / Preparation of Financial Reports.
          (a) PBG shall perform an annual audit of the financial books, records, reports, statements, and internal controls and processes of the Company to ensure that all such items are in accordance with PBG’s financial and accounting policies. PBG shall perform such audit through its internal audit function. The scope and timeline of such audit shall be mutually agreed by the Members, and PI shall have the right to participate in the audit performed by PBG. PBG shall cause to be prepared and furnished to the Members, within one hundred eighty (180) days after the close of the Year, audited financial statements of the Company.
          (b) PBG shall prepare or cause to be prepared, within five (5) business days after the close of each month, a financial report for such month, and shall cause a copy of the report to be furnished to the other Members. Such copy shall include a balance sheet as of the last day of the calendar month and a statement of income or profit and loss for the calendar month and the year-to-date period including that calendar month. The statement of income or profit and loss shall disclose the amount of and any changes in profit or loss, and shall show in particular the amounts of depreciation, amortization, interest, and extraordinary income or charges, whether or not included in the operating income.
          (c) The Company shall be responsible for any fees and expenses associated with PBG’s services provided under (a) above in accordance with the services agreement attached hereto as Exhibit E1.
     Section 8.03 Accounting Method. The Company shall prepare its financial statements in accordance with the Acts and US GAAP, applied in accordance with PBG’s accounting policies.
     Section 8.04 Tax Matters.
          (a) Tax Matters Member. The Tax Matters Member shall manage or cause to be managed all administrative tax proceedings conducted at the Company level by the U.S. Internal Revenue Service or other taxing authorities. All costs and expenses reasonably incurred by the Tax Matters Member while acting in such capacity shall be reimbursed by the Company without mark-up. The Tax Matters Member shall consult with the other Members with respect to any position or adjustment that could materially adversely affect the other Members. The Tax Matters Member shall perform the following:
               (i) Cause all required tax returns (including information returns) of the Company and its subsidiaries to be timely filed. The Tax Matters Member shall cause the Company’s tax returns to be prepared using accounting principles approved by any relevant tax authority applied in accordance with PBG’s usual accounting policies.
               (ii) Deliver a U.S. Internal Revenue Service Form K-1 (or an equivalent form) to each Member at such time as would reasonably enable such Member or its direct or indirect owners to prepare and timely file its or their U.S. Federal income tax returns (including applicable extensions of time to file).
               (iii) Furnish or cause to be furnished to the Members, within sixty (60) days after the close of the taxable year of the Company, all tax information with respect to the Company as may be required by the other Members for the preparation of any non-U.S separate tax return which they may be required to file.
               (iv) Furnish the name, address, Percentage Interest and taxpayer identification number of each Member to any taxing authority and take such action as may be reasonably necessary to constitute every Member as a “notice partner” as that term is defined in Code Section 6231.
               (v) Refuse to extend the statute of limitations with respect to tax items of the Company without the unanimous written consent of the Members.
          (b) Tax Treatment. It is the intention of the Members, and the Members agree, that the Company shall be treated as a partnership for purposes of U.S. Federal, state and local income taxes, and further agree not to take any position or make any election, in a tax return or otherwise, inconsistent with that treatment. Accordingly, the provisions of this Agreement are intended, among other things, to achieve for the Members an allocation of the profits and losses of the Company (including the effect of any entities treated as disregarded from their owners that the Company owns under U.S. federal income tax law) for U.S. federal income tax purposes consistent with the requirements of the provisions of the Code and the Treasury Regulations applicable to partnerships. In this regard, it is intended that the economic interests of the Members reflect the Percentage Interests set forth in Schedule A.
          (c) Member Action. Nothing in this Section 8.04 shall limit the ability of any Member to take any action in their individual capacity relating to administrative proceedings of Company matters that is left to the determination of any individual Member under the Code or under any similar foreign, state or local provision. With respect to any tax matter relating individually to a Member, such Member shall rely on the advice of its own tax advisor and shall not be entitled to rely on the advice of the Tax Matters Member.
          (d) Tax Elections. Except as otherwise provided in this Agreement, all elections required or permitted to be made by the Company under the Code (or other applicable tax law) and all material decisions with respect to the calculation of its taxable income or tax loss or other tax items under the Code (or other applicable tax law) or any other matter relating to taxes shall be made in such manner as may be determined by the Tax Matters Member after reasonable consultation with the other Members, and such determinations shall be conclusive and binding on all Members.
          (e) Tax Withholding. Notwithstanding any provision in this Agreement to the contrary, the Tax Matters Member is authorized to take or cause to be taken any and all actions that it reasonably determines to be necessary or appropriate to insure that the Company satisfies its withholding and tax payment obligations under Section 1441, 1445, 1446 or any other provision of the Code (or other applicable foreign laws). The Tax Matters Member may cause the Company to withhold any amount that it determines is required to be withheld from any amounts otherwise distributable to any Member under Articles V or X hereof; provided, however, that such amount shall be deemed to have been distributed to such Members for purposes of this Agreement.
          (f) Pre-Formation Tax Obligations of Members. Notwithstanding any provision in this Agreement to the contrary, the Members shall:
               (i) Share any liabilities for income taxes (including, but not limited to, profits taxes) of the Contributed Companies with respect to any Pre-Closing Tax Period as follows:
                         (A) If (a) the Russian taxing authorities make Final Determinations that result in any liability of the Contributed Companies for income taxes with respect to any Pre-Closing Tax Period, and (b) the amount of such Final Determinations exceed in the aggregate the amount of the Pre-Closing NOLs, then PBG Ireland or its Affiliates shall indemnify and hold harmless PepsiCo Ireland or its Affiliates for an amount equal to the product of (x) the aggregate amounts of any such Final Determinations in excess of the Pre-Closing NOLs and (y) PepsiCo Ireland’s Percentage Interest.
                         (B) If any non-Russian taxing authority makes a Final Determination that results in any liability of the Contributed Companies for income taxes with respect to any Pre-Closing Tax Period, PBG Ireland or its Affiliates shall indemnify and hold harmless PepsiCo Ireland or its Affiliates for an amount equal to the product of (x) the amount of any such Final Determination and (y) PepsiCo Ireland’s Percentage Interest.

                         (C) Notwithstanding any provision in this Section 8.04(f)(i) to the contrary, if a taxing authority makes a Final Determination for any income tax liability of the Contributed Companies with respect to any Pre-Closing Tax Period set forth in (A) or (B) above that includes non-deductible interest, penalties and/or similar charges, PBG Ireland or its Affiliates shall indemnify and hold harmless PepsiCo Ireland or its Affiliates for an amount equal to the product of (x) the amount of any such non-deductible interest, penalties and/or similar charges and (y) PepsiCo Ireland’s Percentage Interest.
                         (D) If PBG Ireland or its Affiliates is required to indemnify PepsiCo Ireland or its Affiliates pursuant to this Section 8.04(f)(i), the Members shall cooperate in good faith to ensure this indemnification is made in a tax-efficient manner.
               (ii) Share any Final Determinations resulting in liabilities for taxes included in the determination of net operating profit before income taxes (including, but not limited to, value added, property, unified social, employment, transport, advertising and land taxes and any interest, penalties and similar charges thereon) of the Contributed Companies with respect to any Pre-Closing Tax Period in accordance with their Percentage Interests; and
               (iii) Each be responsible for their liabilities for all other taxes not specifically set forth in Section 8.04(f)(i) and (ii) above with respect to any Pre-Closing Tax Period.
          (g) If the Company makes a transfer of cash or property to one or more Members that is not made in proportion to the Percentage Interests of all Members, then either (i) the Members shall unanimously agree as to the U.S. income tax treatment of such a transfer or (ii) the Company shall obtain a “more likely than not” opinion from a major law firm as to the appropriate treatment of such transfer under the U.S. “disguised sale” rules (i.e., Section 707(a) of the Code) and the Members shall treat the transfer accordingly.
     Section 8.05 Confidentiality. All Company and Business records and accounts, including reports, shall be treated as confidential and the Members shall take or cause to be taken such reasonable precautions to prevent the disclosure thereof to any unauthorized Person for a period ending ten (10) years following the dissolution and winding-up of the Company.

     Section 8.06 Services Agreements. Each Member (or its Affiliates) shall be reimbursed by the Company for the reasonable direct costs and expenses (subject to a mutually agreed mark up) of any and all services such Member (or any of its Affiliates) performs on behalf of the Company under this Article VIII or otherwise. The services provided by the Members as of the Closing shall be those set out in the services agreements attached hereto as Exhibits E1 and E2. Provided the Board has so authorized the Company, the Company shall enter into additional services agreements with the Members or their Affiliates on such terms and conditions as the parties may agree.
ARTICLE IX
RESTRICTIONS ON TRANSFER
     Section 9.01 Restrictions on Transfers. Except as otherwise provided in Section 9.02, no Member may sell, assign, convey, transfer, give, donate or otherwise dispose of (collectively, “Transfer”) or mortgage, pledge, hypothecate, assign as security or otherwise encumber (collectively, “Encumber”), or contract to Transfer or Encumber, any of its Shares, without the prior written consent of the other Member, which consent may be withheld or conditioned in each such other Member’s sole discretion. No purported Transfer or Encumbrance made in breach of the previous sentence (an “Ineffective Transfer”), shall be recognized by the Company. An Ineffective Transfer shall be void and shall not be recorded as a transfer on the transfer records of the Company.
     Section 9.02 Transfers to Affiliates. A Member may freely, upon notice to the other Member and with the consent of the other Member (such consent not to be unreasonably withheld or delayed), transfer its Shares to any of its Affiliates provided that any such transferee shall agree prior to such transfer to be bound by the terms of this Agreement.

ARTICLE X
DISSOLUTION AND TERMINATION
     Section 10.01 Events of Dissolution. The Company shall continue in perpetuity until dissolved. The Company shall be dissolved and its affairs shall be wound up immediately if any of the following occur:
          (a) the Company’s dissolution is unanimously agreed in writing by the Members;
          (b) the Company is deemed Insolvent;
          (c) six (6) months have passed since the date on which a Member provides written notice to the other Member that the Company shall be dissolved by virtue of such Member having a disagreement with the other about the strategic direction of the Business, provided that the disagreement has been the subject of (i) the Escalation Process, (ii) the PBG Tie Breaker and (if dissolution is initiated by PBG) the PepsiCo Veto, and (iii) three (3) months have lapsed since the PBG Tie Breaker and (if applicable) the PepsiCo Veto. As an example, for purposes of this Section 10.01(c), disagreement about the strategic direction of the Business shall include a disagreement regarding the Strategic Plan;
          (d) the termination of the Concentrate Sub-Licence due to the Company’s material breach thereof, which breach is the direct result of actions taken by the Company without the approval of PepsiCo;
          (e) the termination of the Master Bottling Agreements due to the Company’s material breach thereof, which breach is the direct result of actions taken by the Company without the approval of PepsiCo;
          (f) The closing of the acquisition by PepsiCo, independently of the Company, of a business that is primarily a Russian Beverage Business which the Company has declined to purchase having been so offered by PepsiCo in accordance with Section 11.03.
     Section 10.02 Dissolution Process. Subject to applicable law, the Company shall be dissolved in accordance with this Section 10.02.

          (a) Dissolution Value of the Company. Each Member shall select an Appraiser, and the two selected Appraisers shall jointly select a third Appraiser (the “Third Appraiser”), each of which shall appraise the fair market value of the Company. In determining the fair market value of the Company, each Appraiser shall include in its appraisal the entire fair market value of the Company, its subsidiaries and the Business, including without limitation, (i) the fair market value of those Master Bottling Agreements related to the Business in effect on the date of dissolution or, if such agreements are not in effect on the date of dissolution, as most recently in effect prior to the date of dissolution; (ii) the financial relationship between PepsiCo and the Company, including without limitation, the fair market value of any bottler funding provided by PepsiCo and the fair market value of the Company’s rights to procure concentrate at cost under the Concentrate Sub-License and Contract Manufacturing Agreement, and (iii) the fair market value of the goodwill of the Company and the Business. For the sake of clarity, such valuation will reflect the fair market value of the Company, its Affiliates and the Business determined (i) without regard to whether any component thereof had apparent value as of the date of this Agreement and (ii) as if neither a dissolution of the Company nor a termination of the Concentrate Sub-License or Master Bottling Agreements has occurred or will occur. From the final appraisals of the three Appraisers, the dissolution value of the Company shall be the average of the two closest appraisals (the “Dissolution Value”).
          (b) Division of Dissolution Value. The Dissolution Value shall be divided between the Members in accordance with their Percentage Interests, as reflected on Schedule A, as provided in subsections (c) through (g) below.
          (c) New Master Bottling Agreement / Financial Terms. Upon the dissolution of the Company, PepsiCo and PBG shall discuss whether PBG shall become the authorized bottler in the Russian Federation. If the parties are unable to agree, then PBG or one of its Affiliates shall immediately become the authorized bottler of Pepsi Products in the Russian Federation following dissolution of the Company. In such event, PBG and PepsiCo shall endeavour to agree to the terms of new Master Bottling Agreements for the Russian Federation (the “Post-JV MBA Terms”) and new financial terms associated therewith in particular the price of concentrate and the principles according to which advertising and marketing activities shall be funded (the “Post-JV Financial Terms”); provided, however, that if PBG and PepsiCo are unable to agree on the Post-JV MBA Terms, then the parties shall default to the express written terms of the master bottling agreements between PepsiCo (or one of its Affiliates) and PBG for the Russian Federation in effect immediately prior to the Closing. If 90 (ninety) days before the dissolution of the Company is complete, PepsiCo and PBG are unable to agree to the Post-JV Financial Terms, the Third Appraiser shall determine fair, reasonable and economically viable Post-JV Financial Terms consistent with the parties’ mutual intention to divide the Dissolution Value in accordance with the Members’ Percentage Interests. The Appraiser’s determination shall be final and binding on the parties. The Post-JV Financial Terms (so determined by the Third Appraiser) shall remain in force for five years following the dissolution of the Company, subject to each party’s right to renegotiate such terms in light of any material adverse change in market conditions impacting the parties’ relationship in the Russian Federation.
          (d) Distribution of the Company’s Assets. Upon the dissolution of the Company, the Company’s rights under the Concentrate Sub-License shall revert to the licensor identified in that agreement, and, if PBG becomes the authorized bottler, all other tangible and intangible assets comprised in the Business within the Russian Federation shall revert to PBG. The distribution of the remaining assets of the Company and the assumption of the Company’s liabilities shall be determined unanimously by the Members.
          (e) Valuation of Distributed Assets. Each Member shall select one of the Appraisers to determine the percentage share of Dissolution Value such Member (together with its Affiliate(s)) actually shall receive or has received from the distribution in kind of the Company’s assets and the assumption of the Company’s liabilities, as the case may be; provided, however, that such determination shall also take into effect the value of the Post-JV MBA Terms and Post-JV Financial Terms. If the Members are unable to agree on which Appraiser shall make such determination, the Third Appraiser shall make such determination.
          (f) True Up Payment. If according to the Appraiser’s determination made in accordance with Section 10.02(e), the percentage share of Dissolution Value received by a Member (or by its Affiliate(s)) exceeds that Member’s Percentage Interest, such Member shall make a cash payment to the other Member equal to that excess percentage times the Dissolution Value. The Member receiving any such cash payment shall be solely responsible for any applicable taxes on such payment; provided, however, that the paying Member agrees to reasonably cooperate with the receiving Member to ensure the payment is made in a tax-efficient manner.
          (g) Timing. The distribution and true-up payment, if any, made pursuant to this Section 10.02 shall be made by the end of the Year in which dissolution occurs, or, if later, within ninety (90) days after the date of such dissolution.
ARTICLE XI
REPRESENTATIONS, WARRANTIES AND COVENANTS
     Section 11.01 Representations and Warranties of Members. Each Member hereby represents, warrants and covenants as follows:
          (a) Such Member is duly organized or formed, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its formation.
          (b) Such Member has the right, power and authority to enter into this Agreement, to become a Member and to perform its obligations under this Agreement, and this Agreement is a legal, valid and binding obligation of such Member.
          (c) The execution and delivery of this Agreement does not violate or conflict with the charter, bylaws or formation documents of such Member or any agreement, judgment, license, permit, order or other document applicable to or binding upon such Member or any of its properties; and no consent, approval, authorization or order of any court or government authority or third party is required with respect to such Member in connection with the execution and delivery of this Agreement.
          (d) Neither Member nor any of its Affiliates has employed or retained any broker, agent or finder in connection with this Agreement, or paid or agreed to pay any brokerage fee, finder’s fee, commission or similar payment to any Person on account of this Agreement or the transactions provided for herein.

          (e) Except for a change of law over which the affected Member has no control (and the affected Member shall immediately notify the other Members when the affected Member learns of such occurrence), the foregoing representations and warranties shall remain true and accurate during the term of the Company, and such Member shall neither take action nor permit action to be taken which would cause any of the foregoing representations to become untrue or inaccurate.
          (f) The undersigned Members understand (i) that the Shares have not been registered under the Securities Act or any state securities laws because the Company is issuing these Shares in reliance upon the exemptions from the registration requirements of the Securities Act or applicable state securities laws providing for issuance of securities not involving a public offering, (ii) that the Company has relied upon the fact that the Shares are to be held by each Member for investment, and (iii) that exemption from registration under the Securities Act or applicable state securities laws would not be available if the Shares were acquired by a Member with a view to distribution. Accordingly, each Member hereby confirms to the Company that such Member is acquiring its Shares for such own Member’s account, for investment and not with a view to the resale or distribution thereof. Each Member shall not transfer, sell or offer for sale all or any portion of the Shares unless there is an effective registration or other qualification relating thereto under the Securities Act and under any applicable state securities laws or unless the holder of Shares delivers to the Company an opinion of counsel, satisfactory to the Company, that such registration or other qualification under the Securities Act and applicable state securities laws is not required in connection with such transfer, offer or sale. Each Member understands that the Company is under no obligation to register the Shares or to assist such Member in complying with any exemption from registration under the Securities Act or any state securities laws if such Member should, at a later date, wish to dispose of the Shares.
     Section 11.02 Representations and Warranties of PBG Ireland. PBG Ireland hereby represents and warrants and covenants as follows:
          (a) Prior to Closing the Company has transacted no business whatsoever and incurred no liabilities.
          (b) The management accounts of PBG’s Affiliates in the Russian Federation dated December 31, 2006 are not misleading in any material respect.
          (c) The total indebtedness of the Company’s Russian Affiliates at Closing (the “Indebtedness”) shall be equal to all capital expenditures incurred by them between 1st of January 2007 and Closing (the “Capex”). Within thirty (30) days after Closing, the parties shall determine the Indebtedness and Capex and the extent and mechanism of any true-up necessary if the Indebtedness does not equal the Capex.
     Section 11.03 Non-Competition Covenants.
          (a) While this Agreement is in effect, neither PBG nor any of its Affiliates will engage, directly or indirectly, in a Russian Beverage Business or in the manufacture, sale, marketing or distribution of any snack foods in the Russian Federation other than through the Company, unless it receives the advance written consent of PepsiCo.
          (b) While this Agreement is in effect, neither PepsiCo nor any of its Affiliates will engage, directly or indirectly, in a Russian Beverage Business, other than through the Company, unless PepsiCo receives the advance written consent of PBG; provided, however, PepsiCo may, independently of the Company and without having to obtain the prior consent of the Company, acquire either (i) a multi-national company that has primary operations outside of the Russian Federation but that also has a Russian Beverage Business, or (ii) a Russian business which is not primarily a Russian Beverage Business but is nevertheless engaged in a Russian Beverage Business, or (iii) a Russian business which is primarily a Russian Beverage Business, provided that in the case of (i), (ii) or (iii) PepsiCo has, as soon as practicable and in good faith, offered the Company the right to purchase the Russian Beverage Business (or that part of the target business which is a Russian Beverage Business) and if the Company declines such offer, then PepsiCo may acquire and operate such Russian Beverage Business independently of the Company without being in breach of this Section 11.02 (b), it being understood that the closing of an acquisition under (iii) shall cause the dissolution of the Company pursuant to Section 10.01(f).

ARTICLE XII
MISCELLANEOUS
     Section 12.01 Partial Invalidity. In case any one or more of the covenants, agreements, or provisions hereof shall be invalid, illegal, or unenforceable in any respect, the validity of the remaining covenants, agreements, or provisions hereof shall be in no way affected, prejudiced, or disturbed thereby.
     Section 12.02 Notices. Except as otherwise provided herein, all notices or other communications required or permitted to be given hereunder shall be in writing, shall be given by recorded delivery, or personally delivered with confirmation of delivery obtained, and shall be deemed to have been duly given when received at the address specified below:
If to PBG Ireland:
Kilnagleary, Carrigaline, Co.
Cork, Ireland
Attn: President
With a copy to:
The Pepsi Bottling Group
1 Pepsi Way
Somers, NY 10589
Attn: General Counsel
If to PepsiCo Ireland:
Second Floor, Williams House
20 Reid Street,
Hamilton HM12
Bermuda
Attn: Director
With a copy to:
PepsiCo, Inc.
700 Anderson Hill Road
Purchase, NY 10577
Attn: International Counsel

Any Member shall have the right to change its address for notice hereunder from time to time to such other address as may hereafter be furnished in writing by such Member to the other Members.
     Section 12.03 Amendment. This Agreement may be modified or amended at any time only upon the unanimous consent of the Members, which shall be evidenced by the Members executing a writing effecting such amendment.
     Section 12.04 Consents; Waivers. No consent or waiver, express or implied, by the Company or any Member to or of any breach or default by any Member in the performance by such Member of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Member hereunder. Failure on the part of the Company or the other Members to complain of any act or failure to act of the other Member or to declare the other Members in default, irrespective of how long such failure continues, shall not constitute a waiver by the Company or such Members of the rights of the Company or such Member hereunder.
     Section 12.05 Choice of Law and Forum. This Agreement and all rights and liabilities of the Members hereunder shall be subject to and governed by the substantive laws (and not the choice of law rules) of the State of New York, United States notwithstanding the conflict of laws rules thereof, and any disputes arising hereunder or relating to this Agreement shall be submitted to the exclusive jurisdiction of the United States District Court for the Southern District of New York.
     Section 12.06 Multiple Counterparts. This Agreement may be executed and acknowledged in multiple counterparts, each of which shall be an original, but all of which shall be and constitute one instrument.
     Section 12.07 Entire Agreement. This Agreement, including all Exhibits, Schedules and Appendices, constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement supersedes any prior agreement or understanding among the parties, written or oral, and may not be modified or amended in any manner other than as set forth herein.
     Section 12.08 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and the Members. No assignment of rights or delegation of duties arising under this Agreement may be made by any party hereto except as otherwise provided herein.
     Section 12.09 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Members and their permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Members and such assigns, any legal or equitable rights hereunder.
     Section 12.10 Expenses. (a) Each of the parties hereto shall pay the fees and expenses of its respective counsel, accountants and other experts (including any broker, finder, advisor or intermediary) and shall pay all other expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby.
     Section 12.11 Press Releases. Each of the Members hereby agrees that, except as otherwise required by law or stock exchange regulations, any press release or other public announcement regarding the transactions contemplated by this Agreement or the business and/or operations of the Company shall be made only with the mutual consent of the Members.
[signatures follow on next page]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first above written.

PepsiCo (Ireland) Limited		PBG Beverages Ireland Limited

By:	/s/ R. Brian Leman	By:	/s/ Inigo Madariaga
Name: R. Brian Leman		Name: Inigo Madariaga
Title: Director		Title: Director

PR Beverages Limited

By:	/s/ Andrew Mulhall
Name: Andrew Mulhall
Title: Director

Acknowledged:

PepsiCo, Inc.		The Pepsi Bottling Group, Inc.

By:	/s/ Michael D. White	By:	/s/ David Yawman
Name: Michael D. White		Name: David Yawman
Title: CEO, PepsiCo International,		Title: Vice President, Assistant
	Vice Chairman, PepsiCo, Inc.		General Counsel

Schedule A – Percentage Interests
PBG Ireland: 60%
PepsiCo Ireland: 40%